Exhibit 99

FOR IMMEDIATE RELEASE

January 14, 2015

THE EASTERN COMPANY

Naugatuck, CT – The Eastern Company (NASDAQ-EML) (the “Company”) recently received a letter from Synalloy Corporation (NASDAQ-SYNL) expressing the interest of Synalloy in the possible acquisition of the Company for $6.69 per share in cash and approximately $12.43 in shares of Synalloy common stock.

The Board of Directors of the Company has carefully reviewed and unanimously determined that the proposal is not in the best interests of the Company and its shareholders. The Board of Directors further determined that it would be more beneficial to its shareholders to continue to execute the Company’s current business strategy rather than pursue the transaction as proposed by Synalloy.

The Eastern Company is a 156-year old manufacturer of industrial hardware, security products and metal castings.  It operates from eleven locations in the U.S., Canada, Mexico, Taiwan and China.  The diversity of the Company’s products helps it respond to the changing requirements of a broad array of markets.

Forward-Looking Statements: Information in this news release contains statements which reflect the Company’s current expectations regarding its future operating performance and achievements.  Actual results may differ due to the many economic uncertainties that affect the Company’s business environment.  Further information about the potential factors which could affect the Company’s financial results is included in the Company’s reports and filings with the Securities and Exchange Commission.  The Company is not obligated to update or revise the aforementioned statements for those new developments.

Contact:                 Leonard F. Leganza or John L. Sullivan III
(203) 729-2255